EXHIBIT 2.7

                            ASSET PURCHASE AGREEMENT


                         DATED AS OF NOVEMBER 20, 2001,

                                 BY AND BETWEEN

                            EXCALIBUR SERVICES, INC.,
                            AN OKLAHOMA CORPORATION,
                                 AS "PURCHASER",

                                       AND

                           REDHAWK INDUSTRIES, L.L.C.,
                     AN OKLAHOMA LIMITED LIABILITY COMPANY,
                                   AS "SELLER"

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE 1 DEFINITIONS..........................................................1
         1.1      Definitions..................................................1

ARTICLE 2 THE TRANSACTION......................................................6
         2.1      Purchase and Sale of Assets..................................6
         2.2      Excluded Assets..............................................6
         2.3      Liabilities..................................................7
         2.4      Closing......................................................7

ARTICLE 3 PAYMENT OF PURCHASE PRICE............................................7
         3.1      Amount; Allocation; Delivery.................................7
         3.2      Post-Closing Relationship....................................8
         3.3      Allocation...................................................8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER.............................8
         4.1      Existence and Good Standing..................................8
         4.2      Authorization and Validity of Agreement......................8
         4.3      Membership Interests.........................................8
         4.4      Consents and Approvals: No Violations........................9
         4.5      Subsidiaries.................................................9
         4.6      Securities Law Matters.......................................9
         4.7      Disclosure..................................................11
         4.8      Title to Assets: Encumbrances: Condition....................11
         4.9      Seller's Real Property......................................11
         4.10     Leases......................................................11
         4.11     Warranties and Product Liability............................11
         4.12     Permits.....................................................11
         4.13     Litigation..................................................12
         4.14     Taxes.......................................................12
         4.15     Insurance...................................................13
         4.16     Intellectual Properties.....................................13
         4.17     Compliance with Laws........................................13
         4.18     Employment Relations........................................13
         4.19     Compensation and Benefit Plans..............................14
         4.20     Environmental Requirements..................................16
         4.21     Noncontravention............................................17
         4.22     Compensation of Employees...................................17
         4.23     Copies of Documents.........................................17
         4.24     Broker's or Finder's Fees...................................17
         4.25     Clothier Commission Sales Agreement.........................17

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                           TABLE OF CONTENTS (cont'd)
                                                                            Page
                                                                            ----

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................18
         5.1      Existence and Good Standing: Power and Authority............18
         5.2      Authorization and Validity of Agreement.....................18
         5.3      Consents and Approvals: No Violations.......................18

ARTICLE 6 POST-CLOSING COVENANTS..............................................19
         6.1      Further Assurances..........................................19
         6.2      Books and Records...........................................19
         6.3      Name Change.................................................19

ARTICLE 7 SURVIVAL AND INDEMNIFICATION........................................19
         7.1      Indemnification of the Seller...............................19
         7.2      Indemnification of Purchaser................................20
         7.3      Payment of Damages..........................................21
         7.4      Demands for Third Party Claims..............................21
         7.5      Right to Contest and Defend.................................21
         7.6      Cooperation.................................................21
         7.7      Right to Participate........................................22
         7.8      Survival of Representations and Warranties..................22
         7.9      Subrogation Rights..........................................22
         7.10     Insurance Proceeds; Interests...............................22
         7.11     Independent Indemnities.....................................22

ARTICLE 8 MISCELLANEOUS.......................................................23
         8.1      Entire Agreement............................................23
         8.2      Successors and Assigns......................................23
         8.3      Enforcement.................................................23
         8.4      Certain Post-Closing Items..................................23
         8.5      Counterparts................................................23
         8.6      Headings....................................................23
         8.7      Modification and Waiver.....................................23
         8.8      No Third Party Beneficial Rights............................24
         8.9      Sales and Transfer Taxes....................................24
         8.10     Expenses....................................................24
         8.11     Notice......................................................24
         8.12     Governing Law...............................................25
         8.13     Confidentiality; Publicity..................................25
         8.14     Severability................................................26
         8.15     Arbitration and Limitation on Claims........................26

                                      -ii-
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                           TABLE OF CONTENTS (cont'd)
                                                                            Page
                                                                            ----
SCHEDULES
     Schedule 4.4          Consents
     Schedule 4.8          Encumbrances
     Schedule 4.9          Owned Real Property
     Schedule 4.10         Personal Property Leases
     Schedule 4.12         Permits
     Schedule 4.13         Litigation
     Schedule 4.14(c) List of any actions, suits, proceedings, investigations, audits, or claims regarding any Taxes
     Schedule 4.14(d) List of any agreements for the extension or waiver of time for assessment of any Taxes
     Schedule 4.15         Insurance Policies
     Schedule 4.16(c)      Intellectual Property
     Schedule 4.17         Compliance with Laws
     Schedule 4.18         Employment Relations
     Schedule 4.19(a)      Benefit Plans
     Schedule 4.20         Environmental Requirements
     Schedule 4.22         Employee Compensation
     Schedule 4.24         Broker's Fees

EXHIBITS
     Exhibit "A"           List of property, equipment, and other items
     Exhibit "B"           All material and equipment invoiced by Harrington
     Exhibit "C"           Commission  Sales Agreement dated May 31,  2000,
                           by and among Orvall Clothier, Sandy Clothier, and
                           CPM Redhawk, L.L.C., an Oklahoma limited
                           liability company
     Exhibit "D"           Purchase Price Allocation
     Exhibit "E"           Internal Revenue Service Form 8594

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of November 20, 2001 (the "Effective Date"), by and between EXCALIBUR SERVICES, INC., an Oklahoma corporation ("Purchaser") and REDHAWK INDUSTRIES, L.L.C., an Oklahoma limited liability company ("Seller"). The Purchaser and Seller are sometimes hereinafter referred to as "Parties," or individually, as a "Party."

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the property, assets, and business of Seller, all upon the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ACCOUNTS RECEIVABLE" all notes receivable and accounts receivable of Seller.

         "AFFILIATE" with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.

         "ASME CERTIFICATION" shall mean the certification of the American Society of Mechanical Engineers.

         "ASSETS" means all assets of the Seller, INCLUDING: (a) its tangible personal property (such as machinery, equipment, inventories of materials and supplies, manufactured and purchased parts, furniture, automobiles, and other vehicles), (b) the Intellectual Property , goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) securities, (d) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (e) the ASME Certification (to the extent assignable at no cost to Seller), (f) the Books and Records, and (g) any and all rights in and with respect to the Assets associated with Designated Plans, but excluding the Excluded Assets and any Owned Real Property.

         "BOOKS AND RECORDS" all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the business of Seller or the ownership of the Assets

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(except that the Books and Records shall not include any books, records, files and other data of Seller which relate exclusively to organizational and governance proceedings of Seller and shall include only the right of Purchaser to make, at its own cost, photostatic or electronic copies of documents necessary to prepare the Tax returns of Seller the originals of which shall be retained by Seller), ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or a holiday on which national banking associations in the state of Oklahoma are closed.

         "CAP" means $450,000.00.

         "CASH" means cash and cash equivalents (including marketable securities and short term investments).

         "CLAIMS OR COSTS" any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims and causes of action (whether sounding in contract, tort, or otherwise), demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, but not limited to court costs and reasonable attorneys' and paralegals' fees and expenses.

         "Closing" as defined in Section 2.4 hereof.

         "CLOSING DATE" as defined in Section 2.4 hereof.

         "CLOTHIER COMMISSION SALES AGREEMENT" means that certain Commission Sales Agreement dated May 31, 2000 by and among Orvall Clothier and Sandy Clothier and CPM Redhawk, L.L.C., an Oklahoma limited liability company ("CPM Redhawk"), a copy of which is attached hereto as Exhibit "C".

         "CODE" the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "CONTROL" or "CONTROL" means, with respect to any Person, (i) the ownership of fifty percent (50%) or more of the stock ownership or equivalent beneficial ownership interest of such person; (ii) the ability, directly or indirectly, to exercise fifty percent (50%) or more of the voting rights of such Person; or (iii) the ability, directly or indirectly, to direct the management or policies of such Person, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

         "DESIGNATED PLANS" as defined in Subsection 4.19(a).

         "ENCUMBRANCES" liens, security interests, options, rights of first refusal, mortgages, debentures, pledges, charges, hypothecations, indentures, deeds of trust, licenses, leases, permits or security agreements.

         "ENTITY" shall mean a corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, limited liability company, estate, trust, company or other enterprise, association, organization, or entity of any nature other than an individual or a Governmental Authority.

         "ENVIRONMENTAL CLAIM" any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations, proceedings, or any other Claims or Costs relating in any way to any Environmental Requirements or any permit issued under any such Environmental Requirements, including without limitation: (i) any and all Claims or Costs by any Governmental Authority (e.g. for enforcement, cleanup, removal, remediation or other actions for damages pursuant to any applicable Environmental Requirements) and (ii) any and all Claims or Costs by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, arising from any alleged breach of any Environmental Requirements, or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including those relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C.ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 ET SEQ.; the Clean Air Act, 42 U.S.C.ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701 ET SEQ.; and substantially similar state and local laws.

         "ERISA" the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "EXCLUDED ASSETS" as defined in Section 2.2 hereof.

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         "GOVERNMENTAL AUTHORITY" shall mean any and all applicable courts, boards, bureaus, agencies, commissions, offices or authorities of any nature whatsoever of any governmental or quasi-governmental unit (federal, state, county, district, municipal, or otherwise).

         "HAZARDOUS MATERIALS" (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of substantially similar import under any Environmental Requirements; and (iii) any other chemical, material or substance, exposure to which is prohibited or regulated by a Governmental Authority.

         "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium), as owned or currently used by Seller.

         "KNOWLEDGE" means the actual knowledge of a Person as well as the knowledge a reasonable Person would have obtained, after due inquiry in order to make the representation or warranty referred to herein in an informed manner.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MATERIAL ADVERSE EFFECT" means (i) in the case of Seller, on the Assets, the business of Seller, condition (financial or otherwise) or results of operations of Seller taken as a whole and (ii) in the case of the Purchaser, on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Purchaser taken as a whole.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

         "OWNED REAL PROPERTY" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations; utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) owned by the Seller.

         "PERMITS" as defined in Section 4.12 hereof.

         "PERMITTED ENCUMBRANCES" as defined in Section 4.8 hereof.

         "PERSON" any individual or Entity.

         "PLANS" as defined in Section 4.19 hereof.

         "PURCHASER" as defined in the preamble of this Agreement.

         "RELEASE" disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "RETAINED LIABILITIES" as defined in Section 2.3 hereof.

         "SECURITIES ACT" means the Securities Exchange Act of 1933.

         "SELLER" as defined in the preamble of this Agreement.

         "SUBSIDIARY" means with respect to any Person, any corporation, partnership, association or other Entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or Controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other Person.

         "THRESHOLD AMOUNT" means Ten Thousand and No/100 Dollars ($10,000.00).

         "WOODARD" means Daryl Woodard.

                                    ARTICLE 2
                                 THE TRANSACTION
                                 ---------------

         2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, upon the receipt by the Seller of the consideration specified in Section 3.1, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. Except as otherwise set forth herein, the Assets shall include but are not limited to the following categories of properties or assets of Seller:

                  (a) Seller's tangible personal property such as machinery, equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other assets owned or leased by Seller and used or held for use in the conduct of the business of Seller, listed on Exhibit "A";

                  (b) the Intellectual Property;

                  (c) the Books and Records of Seller which are necessary for the operation of the business of Seller but excluding specifically the accounting records and personnel files of the Seller provided that the accounting records, as they relate only to the Seller, shall be made available to the Purchaser;

                  (d) the name "RedHawk" and any derivation thereof; and

                  (e) all prepaid claims and other prepaid expense items related to the Assets acquired hereunder but excluding any refunds of insurance premiums or other similar items.

         2.2 EXCLUDED ASSETS. The above notwithstanding, the Assets shall not include any of the following (the "Excluded Assets"):

                  (a) the Owned Real Property;

                  (b) the Accounts Receivable and cash on hand at Closing;

                  (c) any rights of Seller pertaining to any counterclaims, set-offs or defenses it may have with respect to the Retained Liabilities;

                  (d) any work in process or finished goods of Seller;

                  (e) any barrels or drums located at the Owned Real Property;

                  (f) the limited liability company charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

                  (g) claims made under, and the right to pursue claims under, indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Retained Liabilities;

                  (h) all employee files and records and all accounting records of Seller; and

                  (i) all material and equipment invoiced by Harrington as set forth on Exhibit "B".

         2.3 LIABILITIES. Purchaser shall not assume and Seller shall remain solely responsible to pay, perform and discharge, in a timely manner, all Liabilities, claims and obligations of the Seller, past, present, or future (including those relating to the operation of the business of Seller on or prior to the Closing Date [e.g., any Costs or Claims related to Harrington Enterprises]) except that Purchaser agrees to assume the obligations of CPM Redhawk under Paragraph 4(a)-(d) of the Clothier Commission Sales Agreement for Commissionable Sales (hereinafter defined) made by Purchaser after the Closing Date (the "Post-Closing Clothier Obligations"). By way of clarification, except as set forth in the preceding sentence, Purchaser shall not assume, and hereby expressly disclaims responsibility for, any direct or indirect indebtedness, Liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise of Seller (each a "Retained Liability" and collectively "Retained Liabilities"). For purposes hereof, "Commissionable Sales" shall mean sales of pulverizing equipment for power generating utilities and any other business generated by the Clothiers (as defined in such Commission Sales Agreement) from assets that constitute both Assets (as defined) in the Agreement and constitute Acquired Assets under such Commission Sales Agreement.

         2.4 CLOSING. The closing (the "Closing") of the transactions contemplated hereby shall be held at a location mutually agreeable to the Parties. Such time and date are referred to herein as the "Closing Date."

                                    ARTICLE 3
                            PAYMENT OF PURCHASE PRICE
                            -------------------------

         3.1 AMOUNT; ALLOCATION; DELIVERY. The purchase price ("Purchase Price") for the Assets is the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the "Cash Component"), plus the issuance of 400,000 shares of the $.001 par value common stock of Excalibur Holdings, Inc. ("EHI"), a Texas corporation (the "Stock Component"). The Cash Component shall be remitted by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to the account of Seller and the Stock Component shall be delivered simultaneously therewith.

         3.2 POST-CLOSING RELATIONSHIP. If, following the Closing Date, Seller receives any documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Seller agrees to hold such documents or instruments for the benefit of Purchaser and redeliver such items to Purchaser. If, following the Closing Date, Purchaser receives any documents or instruments which constitute or are delivered in respect of Excluded Assets retained by Seller pursuant to this Agreement, Purchaser agrees to hold such documents or instruments for the benefit of Seller and redeliver such items to Seller.

         3.3 ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit "D," and each Party agrees to file a Form 8594 with the Internal Revenue Service in the applicable form attached hereto as Exhibit "E."

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         As an inducement to the Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser as follows:

         4.1 EXISTENCE AND GOOD STANDING. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. Seller has the full power and authority to own, lease and operate its property and to carry on its business as now being conducted. Seller is qualified to do business and is in good standing in every jurisdiction necessary to operate its business as currently conducted.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions as contemplated hereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Managers and the Members of Seller, and no other action on the part of Seller or its Members is necessary to authorize the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.

         4.3 MEMBERSHIP INTERESTS. All of the outstanding membership interests of the Seller are owned beneficially and of record by Woodard Investments, LLC and by Essex Real Estate, Inc., free and clear of any Encumbrances, except that the interest of Essex Real Estate, Inc. is pledged to Woodard Investments, LLC. At Closing, no outstanding options, warrants, or rights to acquire capital stock of Seller exist and at Closing, there are no outstanding rights in any Person which are or would be convertible into the membership interests of or any other equity interest in Seller.

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.4, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller; (b) violate any statute, ordinance, rule or regulation applicable to Seller or by which any of the Assets may be bound;
(c) violate any order, judgment or decree of any court or of any Governmental Authority or regulatory body, agency or authority applicable to Seller or by which any of the Assets may be bound; or (d) require any filing by Seller with, or require Seller to obtain any permit, consent or approval of, or require Seller to give any notice to, any Governmental Authority or regulatory body, agency or authority other than as set forth in Schedule 4.4 attached hereto.

         4.5 SUBSIDIARIES. Except for CPM Redhawk, LLC, an Oklahoma limited liability company, owned one hundred percent (100%) by Seller, Seller: (i) has no Subsidiaries and (ii) has not since its formation, conducted business under any other name except its legal name (i.e., Redhawk Industries, L.L.C.).

         4.6 SECURITIES LAW MATTERS.

                  (a) Seller recognizes and understands that the Stock Component to be issued to it pursuant to this Agreement (the "Securities") will not be registered under the Securities Act, or under the securities laws of any state (collectively, the "Securities Laws"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties, and agreements of Seller contained herein. Seller represents and warrants that (i) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Stock Component and the suitability thereof as an investment for them,
(ii) the Stock Component to be acquired by it in connection with this Agreement will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws, (iii) its domicile is in the State of Oklahoma, and (iv) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of Purchaser or its parent company, EHI, or as to the value of the Stock Component. Seller understands that EHI is under no obligation to file a registration statement or to take any other action under the securities laws with respect to the Securities.

                  (b) Seller has consulted with its own counsel in regard to the Securities Laws and is fully aware: (i) of the circumstances under which it is required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the Securities Laws or an exemption from registration is available, and (iv) that no exemption from registration is likely to become available for at least one (1) year from the date of acquisition of the Securities. Seller has been advised by its counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the Securities Act and has been advised of the applicable limitations thereof. Seller acknowledges that EHI, Sub, and Steel are relying upon the truth and accuracy of the representations and warranties made by Seller in this Section
4.6 in consummating the transactions contemplated by this Agreement without registering the Securities under the Securities Laws.

                  (c) Purchaser and EHI each has made available to Seller and Woodard the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to Seller and Woodard each as set forth herein or for the purpose of considering the transactions contemplated hereby. Seller agrees that the certificates representing the Stock Component pursuant to this Agreement will be imprinted with the following legend (or a similar legend), the terms of which are specifically agreed to:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO STEEL OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STEEL THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO STEEL OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO STEEL TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, THE ARTICLES OF INCORPORATION, AS AMENDED, WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF TEXAS AND A COPY OF WHICH THE CORPORATION WILL FURNISH ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST, DENY PRE-EMPTIVE RIGHTS OF SHAREHOLDERS AND THE RIGHT OF SHAREHOLDERS TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, AND SET FORTH THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF EACH CLASS OF STOCK THE CORPORATION IS AUTHORIZED TO ISSUE. FURTHER, NOTICE IS HEREBY GIVEN THAT THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UNDER CERTAIN CIRCUMSTANCES AS PROVIDED BY THE BYLAWS OF THE CORPORATION WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. A COPY OF THE BYLAWS WILL BE FURNISHED WITHOUT CHARGE UPON REQUEST BY THE HOLDER OF THIS CERTIFICATE TO THE CORPORATION AT ITS PRINCIPAL OFFICE OR REGISTERED OFFICE.

Seller understands and agrees that appropriate stop transfer notations will be placed in the records of EHI and with its transfer agents in respect of the Securities which are to be issued to them under this Agreement.

         4.7 DISCLOSURE. To its Knowledge, neither these representations and warranties made by Seller pursuant to Article 4 of this Agreement nor any of the Schedules or certificates attached hereto or delivered in accordance with the terms hereof contains any misstatement of fact or omits any statement of fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

         4.8 TITLE TO ASSETS; ENCUMBRANCES; CONDITION. Except as set forth in
Schedule 4.8, Seller has good and valid title or leasehold interest to the Assets, in each case subject to no Encumbrances except for Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or delinquent (Encumbrances of this type are sometimes referred to in this Agreement as "Permitted Encumbrances"). Seller has furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by Seller.

         4.9 SELLER'S REAL PROPERTY. Seller has no interests in real property other than as set forth on Schedule 4.9 (such property being referred to as "Owned Real Property" and being the same real property covered by that certain Real Estate Lease and Option Agreement between Seller and Purchaser, of even date herewith). The Owned Real Property has adequate rights of ingress and egress for operation of the business of Seller as presently conducted. No condemnation or similar proceeding is pending or, to the Knowledge of Seller, threatened, which would preclude or impair the use of any such Owned Real Property. Seller has not installed (or consented to the installation of or operated) any of the items described in items (1)-(4), inclusive of this sentence, and to Seller's Knowledge, none of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks,
(2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         4.10 LEASES. Schedule 4.10 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor). Each lease set forth in Schedule 4.10 is in full force and effect, and, except as set forth on Schedule 4.10, no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder by Seller.

         4.11 WARRANTIES AND PRODUCT LIABILITY. Except for warranties implied by law, Seller has not given or made any warranties in connection with the sale or rental of goods or services, including warranties covering the customer's consequential damages. Seller is not aware of any state of facts or the occurrence of any event forming the basis of any present claim in an amount in excess of $5,000.00 for all such claims against Seller with respect to warranties relating to products manufactured, sold, or distributed by Seller or services performed by or on behalf of Seller.

         4.12 PERMITS. Schedule 4.12 attached hereto lists all of the governmental permits (including occupancy permits), licenses, franchises, approvals, orders, registrations, certificates, consents and authorizations

("Permits") which Seller maintains in connection with the use, operation or ownership of Seller's properties or assets and the conduct of the business of Seller as currently conducted.

         4.13 LITIGATION. Except as set forth in Schedule 4.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Seller, threatened, against or affecting the properties, rights or goodwill of Seller or employees of Seller, and Seller does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

         4.14 TAXES.

                  (a) Seller has filed all Tax returns that it was required to file. All such Tax returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax return. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (b) Seller is not aware of any attempt by any authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either: (A) claimed or raised by any authority in writing or (B) as to which Seller has knowledge based upon contact with any agent of such authority.

                  (c) Except as provided in Schedule 4.14(c), there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Seller, threatened by any authority regarding any Taxes relating to Seller. Except for inchoate liens which exist for Taxes not yet due and payable, there are no Encumbrances on any of the properties or assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (d) Except as provided in Schedule 4.14(d), there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any period prior to the Effective Date and Seller has not been requested to enter into any such agreement or waiver, and Seller has not waived any statute of limitations with respect to any Taxes.

                  (e) All Taxes relating to Seller that it is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Seller is not now nor has it ever been a party to any Tax allocation or sharing agreement that will result in any liability to Purchaser. As of the Closing Date, Seller will have paid all Taxes due which are associated with or in any manner related to the Assets which were not yet due as of the date of this Agreement.

         4.15 INSURANCE. Schedule 4.15 sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage. Seller does not have any self-insurance arrangements.

         4.16 INTELLECTUAL PROPERTY.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Seller as presently conducted.

                  (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).

                  (c) Schedule 4.16(c) identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Schedule 4.16(c) also identifies each trade name or unregistered trademark used by Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in Schedule 4.16(c): (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrances, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item. Schedule 4.16(c) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission.

         4.17 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.17, Seller is in compliance in all respects with all applicable laws, regulations, orders, judgments and decrees applicable to the business of Seller.

         4.18 EMPLOYMENT RELATIONS. Except as set forth on Schedule 4.18, (a) Seller is not engaging and has not engaged in any unfair labor practice; (b) Seller has not been notified of any grievance or grievances that might, individually or in the aggregate, have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (c) no collective bargaining agreement is currently being negotiated by Seller.

         4.19 COMPENSATION AND BENEFIT PLANS.

                  (a) Schedule 4.19(a) contains a complete and correct list of:
(1) all employee welfare benefit and employee pension benefit plans of Seller as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits (including dependent care) or benefits in the event of sickness, accident, disability, death or unemployment ("Plans") and (2) all other employee benefit agreements or arrangements that are not Plans ("Benefit Arrangements"), including without limitation deferred compensation plans, profit sharing plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock ownership plans, stock award plans, phantom stock plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three (3) years of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Seller (Plans and Benefit Arrangements being collectively referred to as "Designated Plans").

                  (b) With respect to each Designated Plan, Seller has heretofore delivered to Purchaser complete and correct copies of each of the following documents, where applicable: (i) the Designated Plan and any amendments thereto (or if the Designated Plan is not a written agreement, a description thereof); (ii) the annual Form 5500 report filed with the IRS for _________________ (which is the only Form 5500 that has been filed by Seller);
(iii) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports; (iv) the three (3) most recent annual Form 990 and 1041 reports filed with the IRS; (v) the most recent summary plan description and summaries of material modifications thereto; (vi) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Designated Plan; (vii) the most recent financial statement;
(viii) the most recent determination letter received from the IRS with respect to each Designated Plan that is intended to qualify under section 401 of the Code; and (ix) any agreement pursuant to which Seller is obligated to indemnify any person.

                  (c) Neither Seller nor any Entity (whether or not incorporated) that was at any time during the six (6) year period ending on the date of this Agreement treated as a single employer together with Seller under section 414 of the Code has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or section 412 of the Code.

                  (d) Neither Seller nor any Entity has engaged in a transaction that could result in the imposition upon Seller of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4972, 4975, 4976, 4980B, or 6652 of the Code with respect to any Designated Plan, and no fact or event exists that could give rise to any such liability.

                  (e) Each Designated Plan (and each related trust, insurance contract, or fund) has been maintained, operated, and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                  (f) The terms of all Designated Plans that are intended to qualify under section 401(a) of the Code: (i) have been determined by the IRS to qualify under section 401(a) of the Code or (ii) the applicable remedial amendment periods under section 401(b) of the Code will not have expired prior to the Effective Date. To Seller's Knowledge, no event or circumstance has occurred that could cause the IRS to disqualify any Designated Plan that is intended to qualify under section 401(a) of the Code. Each Designated Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has satisfied such requirements.

                  (g) No Designated Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Seller for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law including COBRA, (ii) death benefits under any pension benefit plan as defined in section 3(1) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or their beneficiary).

                  (h) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not: (i) entitle any current or former employee or officer of Seller, to any bonus, retirement, job security, change in control, severance pay, or any other payment or benefit under a Designated Plan, (ii) accelerate the time of payment or vesting of benefits under a Designated Plan, or (iii) increase the amount of compensation due any such employee or officer.

                  (i) There is no litigation, action, proceeding, audit, examination or claim pending, or to the knowledge of Seller, threatened or contemplated relating to any Designated Plan (other than routine claims for benefits).

                  (j) Benefits under any Designated Plan are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Seller has not communicated to any employee or former employee any intention or commitment to modify any Designated Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (k) Neither Seller nor any Entity (whether or not incorporated) that was at any time during the six (6) year period ending on the date of this Agreement treated as a single employer together with the Seller under section 414 of the Code maintains or has ever maintained or become obligated to contribute to any employee benefit plan: (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, (iii) that is a multiemployer plan (as defined in Section 3(37) of ERISA), or (iv) in connection with any trust described in Section 501(c)(9) of the Code. Seller has not within the last five (5) years engaged in, and is not a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

                  (l) Full payment has been made of all amounts which Seller is or has been required to have paid as contributions to or benefits due under any Designated Plan under applicable law or under the terms of such Designated Plan and there are no accrued but unpaid contributions or benefit obligations that are not reflected on the Seller's financial statements.

                  (m) All group health plans (within the meaning of Section 5000(b)(1) of the Code) of Seller have at all times fully complied in all material respects with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA. Seller has no current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, or for any stockholder or director who is not an employee, former employee or beneficiary thereof, except to the extent otherwise required by the continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA.

         4.20 ENVIRONMENTAL REQUIREMENTS. Throughout the time period of Seller's ownership and operation thereof, except as set forth on Schedule 4.20, (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any of the Owned Real Property (except in the Ordinary Course of Business of Seller in quantities or concentrations that do not violate any Environmental Requirements), (b) there have been no Releases or disposal of Hazardous Materials on any Owned Real Property except such Releases that do not violate any Environmental Requirements, (c) Seller has complied and is in compliance, in all material respects, with all applicable Environmental Requirements and the requirements of any Permits issued under such Environmental Requirements with respect to any Assets, (d) there are no pending or, to the knowledge of Seller, threatened Environmental Claims against Seller, the Owned Real Property, or any Assets, (e) there are no facts or circumstances, conditions, or occurrences on any Asset known to Seller that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Seller or any Assets, or (B) to cause any Assets or the Owned Real Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Assets or the Owned Real Property under any Environmental Requirements, (f) there are not now and, to Seller's Knowledge, there never have been any underground storage tanks, asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, surface impoundments, or disposal areas located on any Assets or the Owned Real Property; (g) Seller has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements; (h) no facts, events, or conditions relating to the operations of Seller, or any of its Affiliates will, to Seller's Knowledge, prevent, hinder, or limit continued compliance with Environmental Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage; and (i) to Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

         4.21 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Seller is subject or any provision of the operating agreement of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of , create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement (including, without limitation, the Clothier Commission Sales Agreement), contract, lease, license, instrument, or other arrangement to which any of the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Seller does not need to give any notice to, make any filing, with, or obtain any authorization, consent, or consummate the transactions contemplated by this Agreement.

         4.22 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.22 is an accurate and complete list showing the names of all individuals who are employed by Seller and the compensation paid to such employee during calendar year 2000, together with a statement of the full amount paid or payable to each such individual for services rendered during the current year to-date. To the knowledge of Seller, none of the employees listed on Schedule 4.22 has any plans to terminate his employment with Seller, other than as contemplated by this Agreement. The execution of this Agreement and the completion of the matters contemplated by this Agreement will not cause any violation of the Worker Adjustment and Retraining Notification Act.

         4.23 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

         4.24 BROKER'S OR FINDER'S FEES. Except as set forth on Schedule 4.24, no agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any fee, commission or broker's or finder's fees for which the Purchaser may be liable in connection with this Agreement or any of the transactions contemplated hereby.

         4.25 CLOTHIER COMMISSION SALES AGREEMENT. There are no defaults by CPM Redhawk under the Clothier Commission Sales Agreement and no circumstances exist that with the giving of notice or passing of time would constitute a default under the Clothier Commission Sales Agreement. To date, Commissionable Sales under the Clothier Commission Sales Agreement total $________.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser represents and warrants to Seller as follows:

         5.1 EXISTENCE AND GOOD STANDING: POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action of Purchaser and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the members and managers of Purchaser, and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) violate any statute, ordinance, rule or regulation applicable to Purchaser, (c) violate any order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of the Assets may be bound; or (d) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority.

                                    ARTICLE 6
                             POST-CLOSING COVENANTS
                             ----------------------

         6.1 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, each Party shall, at the reasonable request of another Party, execute and deliver any further instruments or documents and take all such further action as such Party may reasonably request in order to consummate and make effective the sale of the Assets and other items contemplated pursuant to this Agreement (e.g., transfers for certificates of title for vehicles).

         6.2 BOOKS AND RECORDS. At all times after the Closing Date, Seller shall allow Purchaser and any agents of Purchaser, upon reasonable advance notice to Seller, access to all Books and Records of Seller that are retained by Seller to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Seller's principal places of business or at any location where such Books and Records are stored, and Purchaser shall have the right, at its sole cost, to make copies of any such Books and Records.

         6.3 NAME CHANGE. Within thirty (30) days following the Closing Date, Seller shall amend its articles of organization to eliminate the use of the name "Redhawk" and will refrain from using the same in the future without the prior written consent of Purchaser.

                                    ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         7.1 INDEMNIFICATION OF THE SELLER. Purchaser shall be responsible for and shall indemnify, defend, and hold harmless Seller, and Seller's officers, directors, shareholders, servants, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (collectively, the "Seller Indemnitees") from, against, and with respect to any and all Claims or Costs suffered by any such Seller Indemnitees, as result of, caused by, arising out of, directly or indirectly, or in any way relating to: (i) the Post-Closing Clothier Obligations or (ii) a breach by Purchaser of any representation, warranty, covenant or obligation set forth in this Agreement that is intended to survive the Closing of the transactions contemplated by this Agreement (herein collectively referred to as the "Liabilities to be Indemnified by Purchaser"); provided, that Purchaser shall not be obligated to indemnify any of the Seller Indemnitees for any Liability that also constitutes a Liability to be Indemnified by Seller and Woodard to the extent that such Liability is a Liability to be Indemnified by Seller and Woodard; and provided, further, that Purchaser shall not be obligated to indemnify the Seller Indemnitees until the Liabilities to be Indemnified by Purchaser exceed on a cumulative basis the Threshold Amount, and then only to the extent of any such Liabilities to be Indemnified by Purchaser sustained by the Seller Indemnitees are in excess of such Threshold Amount; and provided, further, that Purchaser shall not be obligated to pay in excess of an amount equal to the Cap for all Liabilities to be Indemnified by Purchaser hereunder.

         7.2 INDEMNIFICATION OF PURCHASER.

                  (a) Seller shall be responsible for and shall indemnify, defend, and hold harmless Purchaser and Purchaser's officers, directors, shareholders, servants, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (collectively, the "Purchaser Indemnitees") from, against, and with respect to any and all Claims or Costs suffered by any such Purchaser Indemnitees as a result of, caused by, arising out of, directly or indirectly, or in any way relating to: (a) any a breach by Seller of any representation, warranty, covenant, or obligation set forth in this Agreement that is intended to survive the Closing of the transactions contemplated by this Agreement; (b) the Retained Liabilities; (c) any Taxes of Seller; (d) any obligations under the Clothier Commission Sales Agreement (e.g. any obligations under Section 4(f) of the Clothier Commission Sales Agreement) other than the Post-Closing Clothier obligations; (e) any Costs or Claims arising from any work performed by Seller prior to the Closing Date (e.g., customer complaints, etc.), (f) any of the same arising out of any bulk transfer laws or similar laws of any Governmental Authority with jurisdiction over the Assets, Seller, the business of Seller, or this transaction; or (g) other than the Post-Closing Clothier obligations, any and all payments owing to Seller's employees (including without limitation, any severance payments and similar payments to any of Seller's employees, and any payments or obligations under any Designated Plans) (collectively referred to as the "Seller Liabilities"); provided that Seller shall not be obligated to indemnify any Purchaser Indemnitees for any Liability that also constitutes a Liability to be Indemnified by Purchaser to the extent that such Liability is a Liability to be Indemnified by Purchaser; and provided further, that Seller shall not be obligated to indemnify the Purchaser Indemnitees until the Liabilities to be Indemnified by Seller exceed on a cumulative basis the Threshold Amount, and then only to the extent of any such Liabilities to be Indemnified by Seller sustained by the Purchaser Indemnitees in excess of such Threshold Amount; provided, further, that Woodard (as described in Section 7.2(b)) shall not be obligated to pay in excess of an amount equal to the Cap for all Liabilities to be Indemnified by Seller, while Seller's obligation to indemnify the Purchaser Indemnitees shall be unlimited (provided that the indemnification obligations of Seller and Woodard hereunder to pay Cash for any Seller Liabilities is limited to the amount of Cash payments that it has received from Purchaser pursuant to this Agreement. Further, after the exhaustion by the Purchaser Indemnitees of all rights to be indemnified with the Cash received (e.g., if there are any Seller Liabilities that remain unsatisfied AFTER offsetting the amount of such Liabilities to be Indemnified by Seller and Woodard against the Cash received), then Purchaser, in addition to any and all other remedies available to it in this Article 7, Purchaser (on behalf of the Purchaser Indemnitees) shall have the right and option to transfer, on the books of Purchaser, FROM the name of Seller TO the name of Purchaser that number of shares of Purchaser common stock owned by Seller whose value, at the Agreed Valuation (hereinafter defined), is equal to the amount of such Liabilities to be Indemnified by Seller and Woodard that remain properly due and payable by Seller in accordance with this Article 7. For the purpose of the immediately preceding sentence, it is agreed by the Parties that the "Agreed Valuation" of the Purchaser common stock shall be $1.00 per Share; provided that if Purchaser shall effect a subdivision or consolidation of the shares of its common stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of shares of its common stock outstanding, then in such event, the Agreed Valuation shall be proportionately increased or decreased, as the case may be. If Seller does not own the Stock Component because Seller has sold such common stock, then the Purchaser Indemnitees shall be entitled to be indemnified as if those such proceeds constituted Cash consideration under this Agreement.

                  (b) Woodard shall be jointly and severally liable for all obligations of Seller under Section 7.2(a); provided, however, Woodard's liability for any obligation under this Section 7.2(b) is limited to the Cap.

         7.3 PAYMENT OF DAMAGES. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds any amounts to which the Indemnified Party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the Parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

         7.4 DEMANDS FOR THIRD PARTY CLAIMS. Each indemnified party hereunder (an "Indemnified Party") agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under this Agreement, including the receipt of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (being referred to herein as a "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Indemnifying Party (the "Indemnifying Party"), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

         7.5 RIGHT TO CONTEST AND DEFEND. The Indemnifying Party shall contest and defend, at its sole cost and expense, by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party as soon as reasonably possible after (but no later than twenty [20] days from) the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; PROVIDED, HOWEVER, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever (whether financial or the imposition of equitable or injunctive relief), other than the performance of purely ministerial tasks or obligations not involving material expense (for which the Indemnified Party shall be reimbursed). If the Indemnifying Party does not elect to contest any such Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

         7.6 COOPERATION. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Claim.

         7.7 RIGHT TO PARTICIPATE. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

         7.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (a) Except as otherwise provided herein, notwithstanding any investigation at any time made by or on behalf of any Party hereto, the representations and warranties set forth herein and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Closing and the Closing Date for eighteen (18) months, whereupon they will terminate and expire (except that the representations and warranties set forth in Section 4.14 shall be for the two [2] years and the representations and warranties set forth in Section 4.20 shall be for three [3] years).

                  (b) After a representation and warranty has expired, as provided in Subsection 7.8(a), no claim for Claims or Costs may be made or prosecuted by any Person who would have been entitled to Claims or Costs on the basis of that representation and warranty prior to its termination and expiration, provided that no claim presented in writing for Claims or Costs to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

         7.9 SUBROGATION RIGHTS. If an Indemnified Party has a right against a Person (other than the Indemnifying Party) with respect to any damages or other amounts paid to the Indemnified Party, then the Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         7.10 INSURANCE PROCEEDS; INTERESTS. In determining the amount of any Claims or Costs for which an Indemnified Party is entitled to indemnification under this Article 7, the gross amount thereof will be reduced by any insurance proceeds realized by the Indemnified Party for the type of claim relating to the Claims or Costs in question. No indemnity or other obligation hereunder in favor of Seller or Purchaser shall be construed so as to permit double recovery. Any payment for indemnification by Seller or Purchaser may be treated by the Indemnifying Party as an adjustment to the Purchase Price.

         7.11 INDEPENDENT INDEMNITIES. The Parties acknowledge and agree that each of the indemnities under Sections 7.1 and 7.2 may be relied upon independently.

                                    ARTICLE 8
                                  MISCELLANEOUS
                                  -------------

         8.1 ENTIRE AGREEMENT. Except for the Subscription Agreement executed by Seller, of even date herewith, this Agreement (including the Exhibits and Schedules) sets forth the entire understanding of the Parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written, including that certain draft letter dated September 28, 2001 that was executed by Seller, but not Purchaser) between the Parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         8.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties hereto.

         8.3 ENFORCEMENT. The Parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and such provisions shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties hereto may have.

         8.4 CERTAIN POST-CLOSING ITEMS. To the extent any bills or invoices for Taxes arising or accruing prior to the Closing Date are received by Purchaser (e.g., personal property Taxes or ad valorem Taxes), Purchaser shall forward the same to Seller and Seller shall promptly pay all Taxes related to periods prior to the Closing Date. To the extent that such Taxes are reflected in a bill or invoice covering the period that includes both periods prior to the Closing Date and periods after the Closing Date, such amounts shall be pro-rated based on the actual number of days. At Purchaser's election, Purchaser shall have the right to pay such amounts owing by Seller and offset any amounts under the succeeding payment owing under any promissory notes owing to Seller from time to time.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each Party to the terms hereof. However, each Party agrees to promptly deliver to the other Parties an original, duly executed counterpart of this Agreement.

         8.6 HEADINGS. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         8.7 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         8.8 NO THIRD PARTY BENEFICIAL RIGHTS. Except as provided in Article 7, this Agreement is not intended to and shall not be construed to give any Person (other than the Parties signatory hereto) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         8.9 SALES AND TRANSFER TAXES. Seller shall be responsible for and pay all applicable stamp, transfer, documentary, use, registration, filing and other Taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby (other than Taxes (including franchise Taxes) based on income of Purchaser). Seller and Purchaser have concluded that the conveyance of the Assets and the other transactions that form the subject matter of this Agreement are exempt from taxation under Oklahoma sales tax laws and as such no such taxes will be collected or paid at Closing.

         8.10 EXPENSES. Except as otherwise provided in this Agreement, Seller and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

         8.11 NOTICE. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party shall be sufficiently given if delivered in person or sent by confirmed facsimile transmission or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Purchaser, to:

                  Excalibur Services, Inc.
                  18614 Resica Falls Lane
                  Houston, Texas  77094
                  Attention:  William S.H. Stuart
                  Facsimile:  (281) 599-7453

with a copy (which shall not constitute notice) to:

                  Haynes and Boone, L.L.P.
                  1000 Louisiana Street, Suite 4300
                  Houston, Texas  77002
                  Attention:  Thomas J. McCaffrey
                  Facsimile:  (713) 236-5661
if to Seller, to:

                  Redhawk Industries, L.L.C.
                  4937 S. 78th E. Avenue
                  Tulsa, Oklahoma  74145
                  Attention:  Daryl Woodard
                  Facsimile:  (        )
                               --------  ------------------------------

with a copy (which shall not constitute notice) to:

                  Pray, Walker, Jackman, Williamson & Marlar
                  100 West Fifth Street, 9th Floor
                  Tulsa, Oklahoma  74103
                  Attention:  C. Bretton Crane
                  Facsimile:  (918) 581-5599

if to Woodard, to:

                  Daryl Woodard
                  4937 S. 78th E. Avenue
                  Tulsa, Oklahoma  74145
                  Facsimile:  (        )
                               --------  ------------------------------

with a copy (which shall not constitute notice) to:

                  Pray, Walker, Jackman, Williamson & Marlar
                  100 West Fifth Street, 9th Floor
                  Tulsa, Oklahoma  74103
                  Attention:  C. Bretton Crane
                  Facsimile:  (918) 581-5599

or at such other address for a Party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

         8.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regards to conflict of law rules thereof.

         8.13 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any Party hereto without the prior written consent of the other Parties; PROVIDED, HOWEVER, that (i) Seller may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders, to obtain consents to transfer of contract rights contemplated hereby or to otherwise remedy Encumbrances upon the Assets and (ii) Purchaser may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders. No Party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without first providing a copy of the text of such release to the other Party hereto and giving such other Party an opportunity to comment thereon.

         8.14 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

         8.15 ARBITRATION AND LIMITATION ON CLAIMS. Any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope and enforceability of this Section that cannot first be settled through ordinary negotiation between the Parties shall be submitted to binding and final arbitration conducted in Tulsa County, Oklahoma by and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association or any successor organization. Any such arbitration shall be to a three member panel selected through the rules governing selection and appointment of such panels of the American Arbitration Association or any successor organization. The award rendered by the arbitrators may be confirmed, entered and enforced as a judgment in any court of competent jurisdiction; however, the Parties otherwise waive any rights to appeal the award except with regard to fraud by the panel. Any such action must be brought within the survival periods set forth elsewhere in this Agreement. The arbitrators shall award the Party which substantially prevails in any arbitration proceeding recovery of that Party's attorneys' fees, the arbitrators' fees and all costs in connection with the arbitration from the Party who does not substantially prevail. Nothing in this Section 8.15 shall restrict any Parties' ability to seek injunctive or other equitable relief in any court of competent jurisdiction prior to initiating arbitration. In the event that such injunctive or equitable relief is sought by any Party, such Party is specifically entitled to enforce the appropriate provisions of the Agreement in obtaining such relief in any court of competent jurisdiction and, thereafter, submit the remaining controversy, dispute or claim to arbitration in accordance with this Section 8.15.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the date first above written.

                                EXCALIBUR SERVICES, INC., an Oklahoma
                                corporation


                                By:
                                   ---------------------------------------------
                                   William S. H. Stuart, Chief Executive Officer

                                REDHAWK INDUSTRIES, L.L.C., an Oklahoma
                                limited liability company


                                By:
                                   ---------------------------------------------
                                Name:
                                      ------------------------------------------
                                Title:
                                      ------------------------------------------

Daryl Woodard has executed this Agreement for the purpose of evidencing his agreement to be liable for the obligations described in Section 7.2 (subject, however, to the limitations described therein).


                                ------------------------------------------------
                                Daryl Woodard



                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]